EXHIBIT 99.1

Cascade Timberlands LLC Takes Ownership of Former Crown Pacific Timberlands

POULSBO, Wash., Jan. 3, 2005 (PRIMEZONE) -- Following an 18-month Chapter 11 bankruptcy process, a court-approved liquidation plan formally transferred the ownership of 522,000 acres of industrial timberlands to Cascade Timberlands LLC, a new entity created to own the assets formerly held by Crown Pacific LP. Crown Pacific LP was substantially owned by its parent, Crown Pacific Partners, LP (OTCBB:CRPP), a publicly held partnership.

Crown Pacific LP and Crown Pacific Partners, LP (collectively "Crown Pacific") filed for bankruptcy in June 2003 after defaulting on over $500 million of secured debt owed to a number of banks and institutional investors. The timberlands were the remaining assets of Crown Pacific after sales of sawmill manufacturing assets and wholesale lumber distribution yards were completed in 2004. Under the terms of the liquidation plan, Crown Pacific Partners, LP will cease to exist and Cascade Timberlands LLC, owned by the secured creditors of Crown Pacific LP, will assume ownership of nearly all of the remaining timberland assets in Oregon and Washington. The following question-and-answer format is offered as an information source to address inquiries expected to come forward regarding this new ownership.

Q1: Where are the Cascade Timberlands properties located?

A1: The properties consist of three tree farms: Oregon tree farm - 293,000 acres located on the eastern side of the Cascade mountain range extending from Bend, Oregon south toward the California border; Hamilton tree farm - 147,000 acres located in the western foothills of the Cascade range extending from the Canadian border southward into three counties of Washington State; and Olympic tree farm - 82,000 acres located at the extreme northwest corner of Washington State's Olympic Peninsula.

Q2: Who are the new owners of these timberlands?

A2: Cascade Timberlands is a new entity created by the secured creditors of Crown Pacific LP. They will have the same ownership percentage in Cascade Timberlands as they had in the secured debt of Crown Pacific LP at the conclusion of the bankruptcy case. Cascade Timberlands has a board of directors that will include both shareholder representatives and independent directors. As a new entity, a range of strategic and policy development issues will be among the board's first priorities during the initial few months of Cascade Timberlands existence.

Q3: How will the timberlands be managed?

A3: Cascade Timberlands has hired Olympic Resource Management LLC ("ORM") of Poulsbo, Washington to manage the properties. ORM, a subsidiary of Pope Resources (Nasdaq:POPEZ), is an experienced manager of large tracts of timberland. ORM has established field forestry offices in Bend, Oregon, Sedro-Woolley, Washington, and Port Angeles, Washington to manage the Oregon, Hamilton, and Olympic tree farms, respectively. ORM is a member of the American Forest and Paper Association, and subscribes to the standards of the Sustainable Forestry Initiative. Both Cascade Timberlands and ORM have a strong commitment to manage forests with a sustainable perspective, to practice sound environmental stewardship, and to work collaboratively with communities, tribes, and conservation groups on matters of mutual interest.

Q4: Is there a plan to sell the properties?

A4: No firm decisions have been made regarding a plan to either sell or hold the properties. To help inform this decision, ORM and Cascade Timberlands' directors are initiating a thorough review of the timber inventory on each of the three tree farms. Ultimately, a number of options will be considered, including but not limited to the following: restructuring the new company as a master limited partnership or a REIT and attracting public or private investors; selling the timberlands to a single buyer; and marketing the properties in smaller tracts for either end-use as timberland or alternate higher valued uses.

Q5: What happens to Crown Pacific?

A5: The public company entity, Crown Pacific Partners, LP, has been dissolved as of the bankruptcy case's effective date, December 31, 2004. A liquidating trustee has been appointed by the court to administer the final wind-up of the affairs of the operating company, Crown Pacific LP.

Q6: What will be the new owners' view regarding public use of or access to the timberlands?

A6: Cascade Timberlands' board of directors recognizes that there is a great deal of interest on the part of neighboring communities regarding public access and use of the properties. Over the next several months, ORM will review these historical uses and make known any changes in policies regarding future uses.

CONTACT:
Olympic Resource Management LLC
Tom Ringo, VP & CFO
360.697.6626
Fax: 360.697.1156